Exhibit 99.1

Park Sterling Corporation Announces
Second Quarter 2012 Results

Charlotte, NC – July 26, 2012 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the second quarter of 2012.  Highlights for the quarter compared to the three months and period ended March 31, 2012 include:

•	Reported net income of $678,000, or $0.02 per share
•	Increased non-acquired loan portfolio $15.5 million, or 4%, to $402.4 million
•	Increased noninterest income, excluding gain on sale of securities, $148,000, or 8%, to $2.1 million
•	Decreased nonperforming loans $1.5 million, or 7%, to 2.85% of total loans
•	Decreased nonperforming assets $3.5 million, or 9%, to 3.13% of total assets
•	Maintained strong capitalization, with tangible common equity to tangible assets of 17.02%
•	Entered into definitive merger agreement with Citizens South Banking Corporation

“Park Sterling’s second quarter was marked by a return to net loan growth in our metro markets, continued improvement in asset quality and continued profitability,” said James C. Cherry, Chief Executive Officer.  “We reported net income of $678,000, or $0.02 per share, for the quarter, compared to net income of $1.7 million, or $0.05 per share, in the first quarter.  The decrease from the prior period resulted primarily from quarter-to-quarter fluctuations associated with both acquired loan accounting and cyclical loan collection and OREO expenses, which were partially offset by a gain on the sale of securities.  We are very pleased with the company’s financial results for both the quarter and the first six months of the year.

We are particularly pleased that each of our metro markets, as well as our asset-based lending team, was able to generate net loan growth this quarter despite what appears to be a continued deleveraging trend among borrowers.  Our origination efforts also remain somewhat tempered by increasingly aggressive rates and term structures available in our markets.  This aggressive environment, however, has contributed to our remediating problem assets more quickly than originally anticipated as a result of the refinancing options available to borrowers, as evidenced by the improvement in both nonperforming loans and nonperforming assets during the quarter.  Other measures of asset quality also improved during the period and, assuming we do not experience a “double-dip” recession, we expect asset quality, in general, to either remain stable or improve throughout the remainder of the year.

Finally, let me again share my excitement about Park Sterling’s proposed merger with Citizens South.  Our combined management team is working extremely well together towards closing the transaction so that we can then focus on building the premier community bank in the Charlotte-Gastonia-Rock Hill MSA, and expanding our growing presence in other attractive markets across the Carolinas and North Georgia.  Our integration teams are working diligently to ensure we meet our merger timeframes and objectives.  Efforts to date have included filing a preliminary joint proxy statement and prospectus with the Securities and Exchange Commission, filing applications for approval of both the holding company merger and the subsidiary bank merger with the appropriate federal and state regulators, and working toward completion of our integration plans.  This work has reinforced our belief in the strong business and cultural fits between our two companies. We remain confident, subject to receipt of applicable regulatory and shareholder approvals, that this transformational partnership will be positive for our shareholders, customers, communities and employees.”

Second Quarter 2012 Financial Results

Net Income (Loss)

Three Month Results
Park Sterling reported net income of $678,000, or $0.02 per share, for the three months ended June 30, 2012.  This compares to net income of $1.7 million, or $0.05 per share, for the three months ended March 31, 2012 and a net loss of $3.1 million, or $0.11 per share, for the three months ended June 30, 2011.  The decrease in net income from the prior quarter primarily reflects quarter-to-quarter fluctuations both from accounting for acquired loans and from expenses associated with problem assets, partially offset by a gain on the sale of securities.  The increase in net income from the prior year resulted primarily from the inclusion of Community Capital Corporation (“Community Capital”), which was merged into Park Sterling in the fourth quarter of 2011, and the company’s organic growth initiatives.

Net interest income totaled $10.1 million for the three months ended June 30, 2012, which represented a $1.6 million, or 14%, decrease from the first quarter of 2012 and a $6.3 million, or 168%, increase from the second quarter of 2011.  The decrease from the three months ended March 31, 2012 resulted from a $1.7 million, or 14%, decline in interest income from loans, which more than offset improved funding costs.  The largest contributor to this drop in loan interest income was lower accelerated accretion from credit and interest rate marks associated with acquisition accounting adjustments for performing acquired loans, as accounted for under the contractual cash flow method of accounting.  Accelerated mark accretion decreased $1.2 million, or 81%, for the three months ended June 30, 2012 compared to the three months ended March 31, 2012.  The higher accelerated accretion in the first quarter of 2012 resulted from more borrowers repaying loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income.  The increase in net interest income from the three months ended June 30, 2011 was due to higher average earning balances and net interest margin resulting from the merger with Community Capital and the company’s organic growth initiatives.

Net interest margin was 4.01% in the second quarter of 2012, representing a 64 basis point decrease from 4.65% in the first quarter of 2012 and a 141 basis point improvement from 2.60% in the second quarter of 2011.  The decrease in accelerated accretion accounted for 48 basis points, or 75%, of the total decline in net interest margin compared to the first quarter of 2012. A decrease in yields on investments and expected contraction in normal accretion from acquired loans accounted for the remaining difference.  The increase in net interest margin from the second quarter of 2011 reflects the inclusion of higher rate loans acquired in the Community Capital merger, normal accretion from credit and interest rate marks associated with acquisition accounting adjustments, and reduced funding costs due, primarily, to lower pricing on interest bearing deposits and improved deposit mix.  Excluding the effects of accelerated accretion, net interest margin was 3.90% for the three months ended June 30, 2012, compared to 4.07% for the three months ended March 31, 2012 and compared to 2.60% for the three months ended June 30, 2011.

Provision for loan losses was $899,000 for the three months ended June 30, 2012, compared to $123,000 in the first quarter of 2012 and $3.2 million in the second quarter of 2011.  The increase from the first quarter included $450,000 of provision expense associated with acquired loans, comprised of a $195,000 specific reserve associated with an acquired performing loan and a $255,000 impairment in one of the company’s six purchase credit impaired (PCI) loan pools.  This impairment occurred despite an overall increase in expected cash flows associated with PCI loans of $5.1 million during the quarter.  The decrease in provision expense from the second quarter of 2011 resulted from improvement in asset quality.

Noninterest income increased $637,000, or 33%, from the first quarter of 2012 to $2.6 million for the three months ended June 30, 2012.  This increase included a $489,000 gain on the sale of securities, which partially offset merger-related expenses, volatility from acquired loan accounting and cyclical loan collection and OREO expenses.  Excluding the gain on sale of securities, noninterest income increased $148,000, or 8%, to $2.1 million in the second quarter of 2012 compared to the first quarter of 2012.  This improvement in core operations reflects continued strength in both the company’s mortgage operations, which reported a $79,000, or 17%, increase in revenues to $540,000, and its wealth management activities, which reported a $62,000, or 10%, increase in revenues to $661,000.  Noninterest income was a modest $44,000 for the three months ended June 30, 2011 due to the company’s more limited product capabilities prior to the merger with Community Capital.

Noninterest expenses totaled $10.9 million for the second quarter of 2012, which represented a $140,000, or 1%, decrease compared to $11.0 million for the first quarter of 2012 and a $5.4 million, or 98%, increase compared to $5.5 million for the second quarter of 2011.  Excluding merger-related expenses of $434,000 and $930,000, respectively, noninterest expenses increased $356,000, or 4%, to $10.4 million for the three months ended June 30, 2012, compared to $10.1 million for the three months ended March 31, 2012.  This increase resulted primarily from cyclical loan collection and OREO expenses, which together grew $338,000, or 44%, to $1.1 million in the second quarter of 2012, compared to $766,000 in the first quarter of 2012.  Data processing and service fees, occupancy and equipment, and other expenses also increased during the second quarter, but were generally offset by a decrease in personnel expenses.  The increase in noninterest expense from the second quarter of 2011 resulted from the merger with Community Capital and the company’s growth initiatives.

Six Month Results
Park Sterling reported net income of $2.4 million, or $0.07 per share, for the six months ended June 30, 2012 compared to a net loss of $6.0 million, or $0.21 per share, for the six months ended June 30, 2011.  Net interest income increased $14.1 million, or 182%, to $21.8 million as a result of higher earning assets and improved margins resulting from the merger with Community Capital and the company’s growth initiatives.  Provision expense decreased $6.7 million, or 87%, to $1.0 million as a result of improved asset quality.  Noninterest income increased from $116,000 to $4.5 million as a result of new product capabilities from the merger with Community Capital.  Noninterest expense increased from $9.7 million to $21.9 million due to the merger with Community Capital, the company’s growth initiatives and increased OREO expenses.

Balance Sheet and Capital

Linked-Quarter Comparisons
Total assets decreased $11.6 million, or 1%, to $1.1 billion at June 30, 2012 compared to the total assets at March 31, 2012.  Cash and investments increased $11.2 million, or 4%, to $297.4 million as a result of cash generated during the second quarter from declining loan balances.  Total loans, which exclude loans held for sale, decreased $15.4 million, or 2%, to $712.5 million at June 30, 2012.  This decrease included a $30.9 million, or 9%, reduction in acquired loans to $310.1 million, which was partially offset by a $15.5 million, or 4%, increase in non-acquired loans to $402.4 million.  The decrease in acquired loans reflects both targeted reductions by the company and repayments resulting from improved borrower conditions.  The net increase in non-acquired loans was driven by both new loan originations and transfers from performing acquired loan pools (due to restructurings).  New loan origination remains somewhat tempered as a result of aggressive competition in the market with respect to interest rate and term structures.  However, the company posted net loan growth in each of its metropolitan markets of Charlotte, Raleigh and Wilmington, North Carolina, and Greenville and Charleston, South Carolina, as well as in its asset-based lending group, during the second quarter, excluding loans managed in the company’s special assets group.

Loan mix shifted modestly during the second quarter.  The combination of commercial and industrial and owner-occupied real estate loans decreased $8.9 million, or 4%, to $229.3 million, due to lower usage under lines of credit and aggressive competition for owner-occupied loans.  This component of the portfolio represented 32.2% of total loans at June 30, 2012 compared to 32.7% at March 31, 2012.  Investor owned real estate loans increased $3.7 million, or 2%, to $197.4 million, and represented 27.7% of total loans at June 30, 2012 compared to 26.6% at March 31, 2012.  Construction and development loans increased $436,000 to $112.2 million, due to non-speculative origination activity, and represented 15.7% of total loans at June 30, 2012 compared to 15.4% at March 31, 2012.  Home equity lines of credit decreased $2.4 million, or 3%, to $83.7 million during the second quarter, due in part to lower usage, and represented 11.7% of total loans at June 30, 2012 compared to 11.8% at March 31, 2012.  Finally, 1-4 family loans decreased $8.5 million, or 11%, to $66.9 million, as the company deemphasized balance sheet mortgage products and remediated problem assets, and represented 9.4% of total loans compared to 10.4% in the prior quarter.

Total deposits decreased $14.4 million, or 2%, during the second quarter to $842.0 million, reflecting lower funding needs.  Deposit mix continued to improve.  Demand deposits increased $9.9 million, or 7%, during the second quarter due primarily to continued emphasis in this area and represented 18.9% of total deposits at June 30, 2012, compared to 17.4% at March 31, 2012.  Money market, NOW and savings deposits increased $3.0 million, or 1%, during the second quarter and represented 39.5% of total deposits at June 30, 2012 compared to 38.5% at March 31, 2012.  Non-brokered time deposits decreased $14.4 million, or 6%, during the second quarter due primarily to re-pricing strategies intended to enhance profitability.  As a result, non-brokered time deposits declined to 24.9% of total deposits at June 30, 2012 from 26.2% at March 31, 2012.  Finally, brokered deposits decreased $12.9 million, or 8%, to $140.5 at June 30, 2012 million due to lower funding needs.  Brokered deposits represented 16.7% of total deposits at June 30, 2012, compared to 17.9% at March 31, 2012.

Modestly higher short-term borrowings led to a $924,000, or 1%, increase in total funded debt to $69.2 million at June 30, 2012, compared to $68.2 million at March 31, 2012.  Borrowings currently include $5.6 million of Tier 1-eligible subordinated debt and $6.9 million of Tier 2-eligible subordinated debt. Shareholders’ equity increased $1.4 million, or 1%, to $194.2 million at June 30, 2012. Tangible common equity as a percentage of tangible assets remained very strong at 17.02%.  Tier 1 leverage ratio also remained very strong at 14.92%.

Prior Year Comparisons
Total assets increased $508.5 million, or 83%, to $1.1 billion at June 30, 2012, compared to $610.7 million at June 30, 2011.  This increase reflects both the merger with Community Capital and the company’s organic growth initiatives.  Cash and investments increased $83.7 million, or 39%, and total loans increased $332.1 million, or 87%, net of acquisition accounting fair market value adjustments, compared to the prior year period.  Loan mix improved over the twelve months, with exposure to construction and development loans declining from 18.6% of total loans at June 30, 2011 to 15.7% of total loans at June 30, 2012.  In addition, from June 30, 2011 to June 30, 2012, the combination of commercial and industrial and owner-occupied real estate increased from 29.2% to 32.2% of total loans, 1-4 family increased from 5.7% to 9.4% of total loans, and HELOC decreased from 14.8% to 11.7% of total loans.

Total deposits increased $438.1 million, or 108%, to $842.0 million at June 30, 2011, compared to $403.9 million at June 30, 2011.  This increase reflects both the merger with Community Capital and the company’s organic growth initiatives.  Deposit mix improved over the prior twelve months, with demand deposits increasing from 10.4% to 18.9% of total deposits, MMDA, NOW and savings increasing from 27.5% to 39.5% of total deposits, and brokered deposits decreasing from 23.7% of total deposits at June 30, 2011 to 16.7% of total deposits at June 30, 2012.

Total borrowings increased $40.6 million, or 142%, to $69.2 million at June 30, 2012, compared to $28.6 million at June 30, 2011 due to the assumption of debt, net of acquisition accounting fair market value adjustments, at Community Capital.  Shareholders’ equity increased $20.6 million, or 12%, to $194.2 million due primarily to the issuance of 4,024,269 shares as consideration in the Community Capital merger, which represented approximately $15.5 million of equity capital.

Asset Quality

Asset quality continued to improve during the second quarter of 2012, reflecting stabilizing economic conditions in the company’s markets, continued management focus on problem assets and continued discipline in the origination of new loans.  Pass grade loans increased to 94.0% of total loans (excluding loans held for sale and deferred fees) at June 30, 2012, up from 92.6% at March 31, 2012 and 83.0% at June 30, 2011.  Nonperforming loans decreased $1.5 million, or 7%, during the second quarter, to $20.3 million, or 2.85% of total loans, at June 30, 2012.  This compares to 3.00% of total loans at March 31, 2012 and 7.25% of total loans at June 30, 2011.  Nonperforming assets decreased $3.5 million, or 9%, during the second quarter, to $35.1 million and represented 3.13% of total assets at June 30, 2012.  This compares to 3.41% of total assets at March 31, 2012 and 5.34% of total assets at June 30, 2011.  Within nonperforming assets, OREO decreased $1.9 million, or 12%, to $14.7 million during the second quarter as sales of properties outpaced new foreclosures.

Net charge-offs increased $303,000, or 42%, to $1.0 million in the second quarter of 2012, representing 0.56% of average loans (annualized). This compares to net charge-offs of $721,000, or 0.39% of average loans (annualized) in the first quarter of 2012, and compares to net charge-offs of $3.7 million, or 3.87% of total loans (annualized) in the second quarter of 2011.  The allowance for loan losses was $9.4 million, or 1.32% of total loans at June 30, 2012.  This compares to $9.6 million, or 1.31% of total loans, at March 31, 2012, and $11.3 million, or 2.96% of total loans, at June 30, 2011.  The reduction in the total allowance at June 30, 2012 reflects the overall decline in total loans during the second quarter, while the slight increase in the allowance percentage reflects the provision expense driven by the accounting for acquired loans. Adjusting for acquired loans, the allowance for loan losses represented 2.23% of non-acquired loans at June 30, 2012, compared to 2.47% of non-acquired loans at March 31, 2012.

During the first quarter of 2011, and as contemplated in the 2010 equity offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each at $8.125, $9.10 and $10.40 per share, respectively). Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (July 26, 2012).  The conference call can be accessed by dialing (877) 317-6789 and requesting the Park Sterling Corporation earnings call.  Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call.  A replay of the conference call can be accessed one hour after the call by dialing (877) 344-7529 and requesting conference number 10016673.

About Park Sterling Corporation
Park Sterling Corporation is the holding company for Park Sterling Bank, headquartered in Charlotte, North Carolina. Park Sterling’s primary focus is to provide financial services to small and mid-sized businesses, owner-occupied and income producing real estate owners, professionals and consumers doing business or residing within its target markets. Park Sterling offers a full array of banking services, including a diverse wealth management group. Park Sterling is focused on building a banking franchise across the Carolinas and Virginia that is noted for sound risk management, superior customer service and exceptional client relationships. For more information, visit www.parksterlingbank.com. Park Sterling’s shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value, net interest margin excluding the effects of accelerated mark accretion, noninterest expense excluding merger-related expenses, noninterest income excluding the gain on sale of securities, asset quality measures excluding the effects of acquired loans, and related ratios and per share measures, as used throughout this release, are non-GAAP financial measures. Management uses tangible assets, tangible common equity and tangible book value and related ratios to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; asset quality measures excluding the effects of acquired loans to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and noninterest expense excluding merger-related expenses, noninterest income excluding gain on sale of securities and net interest margin excluding the effects of accelerated mark accretion  to evaluate core earnings (loss). For additional information, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements.  Factors that might cause such a difference include, but are not limited to: expectations regarding the proposed merger with Citizens South Banking Corporation (“Citizens South”); the  general business strategy of engaging in bank mergers, organic growth,  branch openings, expansion or addition of product capabilities, expected footprint of the banking franchise and anticipated asset size; anticipated loan growth; changes in loan mix and deposit mix; capital and liquidity levels; net interest income; credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels; and other similar matters. These forward-looking statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to Park Sterling at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC: inability to obtain governmental approvals of the Citizens South merger on the proposed terms and schedule or of the assignment of certain Citizens South FDIC loss-share agreements; failure of Park Sterling’s shareholders or Citizens South’s stockholders to approve the merger; fluctuation in the trading price of Park Sterling's stock prior to the closing of the proposed merger, which would affect the total value of the proposed merger transaction; failure to realize synergies and other financial benefits from the proposed merger within the expected time frame; increases in expected costs or difficulties related to integration of the Citizens South merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions or a “double dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; the impact of deterioration of the United States credit standing; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; legal and regulatory developments; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Additional Information About the Merger and Where to Find It
In connection with the proposed merger between Park Sterling and Citizens South Banking Corporation (“Citizens South”), Park Sterling has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a preliminary joint proxy statement of Park Sterling and Citizens South that also constitutes a prospectus of Park Sterling, as well as other relevant documents concerning the proposed merger. Once the Registration Statement is declared effective by the SEC, Park Sterling and Citizens South will mail a definitive joint proxy statement/prospectus to their shareholders and stockholders, respectively. INVESTORS ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS (INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/ PROSPECTUS) AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER.

A free copy of the preliminary joint proxy statement/prospectus, as well as other filings containing information about Park Sterling and Citizens South, may be obtained after their filing at the SEC’s Internet site (http://www.sec.gov). In addition, free copies of documents filed with the SEC may be obtained on the respective websites of Park Sterling and Citizens South at www.parksterlingbank.com and www.citizenssouth.com.

Participants in the Solicitation
Park Sterling and Citizens South and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Park Sterling’s shareholders and Citizens South’s stockholders in connection with the proposed merger. Information about the directors and executive officers of Park Sterling and Citizens South and about other persons who may be deemed participants in this solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction. Information about Park Sterling’s executive officers and directors can be found in Park Sterling’s definitive proxy statement in connection with its 2012 Annual Meeting of Shareholders filed with the SEC on April 16, 2012. Information about Citizens South’s executive officers and directors can be found in Citizens South’s definitive proxy statement in connection with its 2012 Annual Meeting of Stockholders filed with the SEC on April 13, 2012.  Free copies of these documents can be obtained from the sources indicated above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of any proxies from the shareholders of Park Sterling or the stockholders of Citizens South, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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For additional information contact:

David Gaines
Chief Financial Officer
(704) 716-2134
dgaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$10,416	$12,110	$8,285	$4,283	$4,450
Federal funds sold	15	8	5	22	33
Taxable investment securities	996	1,084	837	681	684
Tax-exempt investment securities	186	185	184	181	181
Interest on deposits at banks	28	10	29	44	11
Total interest income	11,641	13,397	9,340	5,211	5,359
Interest expense
Money market, NOW and savings deposits	333	326	269	158	176
Time deposits	720	821	836	868	1,080
Short-term borrowings	-	3	1	1	1
FHLB advances	148	161	135	140	141
Subordinated debt	341	367	286	190	189
Total interest expense	1,542	1,678	1,527	1,357	1,587
Net interest income	10,099	11,719	7,813	3,854	3,772
Provision for loan losses	899	123	1,110	568	3,245
Net interest income (loss) after provision	9,200	11,596	6,703	3,286	527
Noninterest income
Service charges on deposit accounts	299	314	241	23	25
Income from fiduciary activities	555	540	418	-	-
Commissions from sales of mutual funds	106	59	29	-	-
Gain on sale of securities available for sale	489	-	-	-	1
Mortgage banking income	540	461	297	-	-
Income from bank owned life insurance	260	259	213	52	-
Other noninterest income	343	322	222	36	18
Total noninterest income	2,592	1,955	1,420	111	44
Noninterest expenses
Salaries and employee benefits	5,882	6,124	6,245	3,051	2,975
Occupancy and equipment	860	820	662	369	301
Advertising and promotion	108	161	132	115	87
Legal and professional fees	603	312	505	721	1,205
Deposit charges and FDIC insurance	270	291	116	134	196
Data processing and outside service fees	752	1,349	402	142	128
Communication fees	196	232	119	51	36
Postage and supplies	125	196	279	58	47
Core deposit intangible amortization	102	102	68	-	-
Net cost of operation of other real estate owned	809	522	400	101	93
Loan and collection expense	295	244	255	180	109
Other noninterest expense	861	650	853	294	297
Total noninterest expenses	10,863	11,003	10,036	5,216	5,474
Income (loss) before income taxes	929	2,548	(1,913)	(1,819)	(4,903)
Income tax expense (benefit)	251	825	(931)	(443)	(1,789)
Net income (loss)	$678	$1,723	$(982)	$(1,376)	$(3,114)

Earnings (loss) per share, fully diluted	$0.02	$0.05	$(0.03)	$(0.05)	$(0.11)
Weighted average diluted shares	32,120,402	32,075,398	30,719,363	28,051,098	28,051,098

PARK STERLING CORPORATION
CONDENSED INCOME STATEMENT
SIX MONTH RESULTS
($ in thousands, expect per share amounts)	June 30,	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$22,525	$9,208
Federal funds sold	23	63
Taxable investment securities	2,080	1,365
Tax-exempt investment securities	372	352
Interest on deposits at banks	38	25
Total interest income	25,038	11,013
Interest expense
Money market, NOW and savings deposits	658	317
Time deposits	1,541	2,306
Short-term borrowings	3	1
FHLB advances	309	282
Subordinated debt	708	379
Total interest expense	3,219	3,285
Net interest income	21,819	7,728
Provision for loan losses	1,022	7,707
Net interest income (loss) after provision	20,797	21
Noninterest income
Service charges on deposit accounts	612	51
Income from fiduciary activities	1,095	-
Commissions from sales of mutual funds	165	-
Gain on sale of securities available for sale	489	20
Mortgage banking income	1,001	-
Income from bank owned life insurance	519	-
Other noninterest income	665	45
Total noninterest income	4,546	116
Noninterest expenses
Salaries and employee benefits	12,005	5,482
Occupancy and equipment	1,680	557
Advertising and promotion	269	125
Legal and professional fees	915	1,512
Deposit charges and FDIC insurance	560	483
Data processing and outside service fees	2,101	251
Communication fees	429	62
Postage and supplies	321	86
Core deposit intangible amortization	205	-
Net cost of operation of other real estate owned	1,331	328
Loan and collection expense	539	195
Other noninterest expense	1,511	627
Total noninterest expenses	21,866	9,708
Income (loss) before income taxes	3,477	(9,571)
Income tax expense (benefit)	1,076	(3,570)
Net income (loss)	$2,401	$(6,001)

Earnings (loss) per share, fully diluted	$0.07	$(0.21)
Weighted average diluted shares	32,098,024	28,051,098

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011*	September 30, 2011	June 30, 2011
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$15,898	$18,016	$18,426	$14,962	$14,349
Interest earning balances at banks	29,795	15,567	10,115	36,311	8,571
Investment securities available-for-sale	222,221	232,464	210,146	130,667	146,734
Nonmarketable equity securities	5,470	8,510	8,510	1,968	1,985
Federal funds sold	29,455	20,085	-	5,295	44,060
Loans held for sale	5,331	8,055	6,254	1,559	1,600
Loans	712,506	727,862	759,047	367,412	380,365
Allowance for loan losses	(9,431)	(9,556)	(10,154)	(9,833)	(11,277)
Net loans	703,075	718,306	748,893	357,579	369,088

Premises and equipment	24,619	24,371	24,515	5,335	4,862
Other real estate owned	14,744	16,674	14,403	5,691	3,470
Bank owned life insurance	26,689	26,456	26,223	8,052	-
Goodwill	622	649	428	-	-
Intangible assets	3,817	3,920	4,022	-	-
Deferred tax asset	29,841	30,143	31,131	10,144	7,437
Other assets	7,542	7,535	10,156	4,820	8,512

Total assets	$1,119,119	$1,130,751	$1,113,222	$582,383	$610,668

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$158,838	$148,929	$142,652	$42,890	$42,156
Money market, NOW and savings	332,648	329,633	333,968	120,017	110,874
Time deposits	350,548	377,875	370,017	212,085	250,876
Total deposits	842,034	856,437	846,637	374,992	403,906

Short-term borrowings	1,678	852	9,765	1,083	1,661
FHLB advances	55,000	55,000	40,000	20,000	20,000
Subordinated debt	12,494	12,396	12,296	6,895	6,895
Accrued expenses and other liabilities	13,727	13,250	14,470	4,796	4,622
Total liabilities	924,933	937,935	923,168	407,766	437,084

Shareholders' equity:
Common stock	32,644	32,644	32,644	28,619	28,619
Additional paid-in capital	173,381	172,873	172,390	160,368	159,890
Accumulated deficit	(15,459)	(16,137)	(17,860)	(16,878)	(15,502)
Accumulated other comprehensive income	3,620	3,436	2,880	2,508	577
Total shareholders' equity	194,186	192,816	190,054	174,617	173,584

Total liabilities and shareholders' equity	$1,119,119	$1,130,751	$1,113,222	$582,383	$610,668

Common shares issued and outstanding	32,706,627	32,643,627	32,643,627	28,619,358	28,619,358

* Derived from audited financial statements.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011*	2011	2011
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$67,821	$72,094	$80,746	$44,939	$45,056
Commercial real estate - owner-occupied	161,467	166,064	169,663	71,549	66,157
Commercial real estate - investor income producing	197,368	193,641	194,460	108,558	111,349
Acquisition, construction and development	86,612	87,065	92,349	51,522	64,662
Other commercial	13,486	13,518	15,658	3,193	2,561
Total commercial loans	526,754	532,382	552,876	279,761	289,785

Consumer:
Residential mortgage	66,876	75,377	79,512	19,816	21,767
Home equity lines of credit	83,661	86,029	90,408	56,787	56,481
Residential construction	25,559	24,670	25,126	4,787	6,048
Other loans to individuals	10,119	9,635	11,496	6,530	6,494
Total consumer loans	186,215	195,711	206,542	87,920	90,790
Total loans	712,969	728,093	759,418	367,681	380,575
Deferred costs (fees)	(463)	(231)	(371)	(269)	(210)
Total loans, net of deferred costs (fees)	$712,506	$727,862	$759,047	$367,412	$380,365

PCI Loans:
($ in thousands)	June 30,	March 31,	December 31,
	2012	2012	2011*
	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$1,642	$2,101	$4,276
Commercial real estate - owner-occupied	8,637	8,964	9,953
Commercial real estate - investor income producing	11,478	13,662	14,006
Acquisition, construction and development	19,242	20,585	24,243
Other commercial	51	53	57
Total commercial loans	41,050	45,365	52,535

Consumer:
Residential mortgage	5,643	9,087	9,447
Home equity lines of credit	341	342	343
Residential construction	922	922	1,351
Other loans to individuals	89	127	142
Total consumer loans	6,995	10,478	11,283
Total loans	48,045	55,843	63,818
Deferred costs (fees)	-	-	-
Total loans, net of deferred costs (fees)	$48,045	$55,843	$63,818

* Derived from audited financial statements.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$9,556	$10,154	$9,833	$11,277	$11,768
Provision for loan losses	899	123	1,110	568	3,245
Loans charged-off	1,262	828	1,295	2,113	4,096
Recoveries of loans charged-off	238	107	506	101	360
End of period allowance	9,431	9,556	10,154	9,833	11,277

Net loans charged-off	$1,024	$721	$789	$2,012	$3,736
Annualized net charge-offs	0.56%	0.39%	0.51%	2.19%	3.87%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	June 30, 2012			June 30, 2011
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate (3)
Assets
Interest-earning assets:
Loans with fees (1)(2)	$729,156	$10,416	5.75%	$385,893	$4,450	4.63%
Fed funds sold	26,438	15	0.23%	56,611	33	0.23%
Taxable investment securities	217,118	996	1.83%	119,410	684	2.29%
Tax-exempt investment securities	17,693	186	4.21%	15,988	181	4.53%
Other interest-earning assets	22,174	28	0.51%	4,252	11	1.04%

Total interest-earning assets	1,012,579	11,641	4.62%	582,154	5,359	3.69%

Allowance for loan losses	(9,134)			(11,684)
Cash and due from banks	15,025			29,415
Premises and equipment	24,470			4,705
Goodwill	623			-
Intangible assets	3,851			-
Other assets	79,637			17,689

Total assets	$1,127,051			$622,279

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$83,923	$50	0.24%	$11,968	$4	0.13%
Savings and money market	240,366	283	0.47%	95,548	172	0.72%
Time deposits - core	217,963	345	0.64%	169,072	644	1.53%
Time deposits - brokered	147,558	375	1.02%	99,553	436	1.76%
Total interest-bearing deposits	689,810	1,053	0.61%	376,141	1,256	1.34%
Federal Home Loan Bank advances	55,000	148	1.08%	20,000	141	2.83%
Subordinated debt	12,462	341	11.01%	6,895	189	10.99%
Other borrowings	1,223	-	0.00%	1,481	1	0.27%
Total borrowed funds	68,685	489	2.86%	28,376	331	4.68%

Total interest-bearing liabilities	758,495	1,542	0.82%	404,517	1,587	1.57%

Net interest rate spread		10,099	3.81%		3,772	2.12%

Noninterest-bearing demand deposits	160,761			39,711
Other liabilities	13,439			2,985
Shareholders' equity	194,356			175,066

Total liabilities and shareholders' equity	$1,127,051			$622,279

Net interest margin			4.01%			2.60%
Net interest margin (fully tax-equivalent) (4)			4.04%			2.67%

(1) Nonaccrual loans are included in the average loan balances.
(2) Interest income and yields for June 30, 2012 include accretion from acquisition accounting adjustments associated with acquired loans.
(3) Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.
(4) Fully tax-equivalent basis at 27.02% and 36.49% tax rate at June 30, 2012 and 2011, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011*	2011	2011
	Unaudited	Unaudited		Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$16,757	$17,703	$16,256	$19,448	$25,565
Troubled debt restructuring	3,428	3,451	3,972	2,001	2,001
Past due 90 days plus (and still accruing)	131	698	-	-	-
Nonperforming loans	20,316	21,852	20,228	21,449	27,566
OREO	14,744	16,674	14,403	5,691	3,470
Loans held for sale (nonaccruing)	-	-	1,560	1,559	1,600
Nonperforming assets	35,060	38,526	36,191	28,699	32,636
Past due 30-59 days (and still accruing)	992	742	2,401	655	-
Past due 60-89 days (and still accruing)	74	764	924	819	-

Nonperforming loans to total loans	2.85%	3.00%	2.66%	5.84%	7.25%
Nonperforming assets to total assets	3.13%	3.41%	3.25%	4.93%	5.34%
Allowance to total loans	1.32%	1.31%	1.34%	2.68%	2.96%
Allowance to nonperforming loans	46.42%	43.73%	50.20%	45.84%	40.91%
Allowance to nonperforming assets	26.90%	24.80%	28.06%	34.26%	34.55%
Past due 30-89 days (accruing) to total loans	0.15%	0.21%	0.44%	0.40%	0.00%

CAPITAL
Book value per share	$6.04	$6.01	$5.93	$6.22	$6.19
Tangible book value per share	$5.90	$5.87	$5.79	$6.22	$6.19
Common shares outstanding	32,706,627	32,643,627	32,643,627	28,619,358	28,619,358
Dilutive common shares outstanding	32,138,402	32,075,398	32,075,367	28,051,098	28,051,098

Tier 1 capital	$162,167	$161,337	$160,122	$162,207	$166,762
Tier 2 capital	16,326	16,451	17,049	13,124	12,143
Total risk based capital	178,494	177,788	177,171	175,331	178,905
Risk weighted assets	769,382	786,703	819,762	439,708	413,846
Average assets for leverage ratio	1,087,079	1,092,468	901,067	596,997	616,034

Tier 1 ratio	21.08%	20.51%	19.53%	36.89%	40.30%
Total risk based capital ratio	23.20%	22.60%	21.61%	39.87%	43.23%
Tier 1 leverage ratio	14.92%	14.77%	17.77%	27.17%	27.07%
Tangible common equity to tangible assets	17.02%	16.72%	16.74%	29.98%	28.43%

LIQUIDITY
Net loans to total deposits	83.50%	83.87%	88.46%	95.36%	91.38%
Liquidity ratio	32.38%	30.94%	25.36%	49.70%	53.09%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.24%	0.61%	-42.00%	-0.91%	-2.00%
Return on Average Equity	1.40%	3.60%	-2.11%	-3.16%	-7.12%
Net interest margin (non-tax equivalent)	4.01%	4.65%	3.67%	2.69%	2.60%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	n/a	-1.20%	n/a	n/a
Return on Average Equity	n/a	n/a	-4.69%	n/a	n/a
Net interest margin (tax equivalent)	n/a	n/a	3.06%	n/a	n/a

* Balance sheet information derived from audited financial statements. Income statement information unaudited.

Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value, net interest margin excluding accelerated mark accretion, noninterest expense excluding merger-related expenses, noninterest expense excluding merger-related expenses, noninterest income excluding gain on sale of securities, total loans excluding acquired loans, allowance measures excluding the effects of acquired loans, and related ratios and per share measures, as used throughout this release, are non-GAAP financial measures. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided below.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible assets
Total assets	$1,119,119	$1,130,751	$1,113,222	$582,383	$610,668
Less: intangible assets	4,439	4,569	4,450	-	-
Tangible assets	$1,114,680	$1,126,182	$1,108,772	$582,383	$610,668

Tangible common equity
Total common equity	$194,186	$192,816	$190,054	$174,617	$173,584
Less: intangible assets	4,439	4,569	4,450	-	-
Tangible common equity	$189,747	$188,247	$185,604	$174,617	$173,584

Tangible book value per share
Issued and outstanding shares	32,706,627	32,643,627	32,643,627	28,619,358	28,619,358
Add: dilutive stock options	35	31	-	-	-
Deduct: nondilutive restricted awards	568,260	568,260	568,260	568,260	568,260
Period end dilutive shares	32,138,402	32,075,398	32,075,367	28,051,098	28,051,098

Tangible common equity	$189,747	$188,247	$185,604	$174,617	$173,584
Divided by: period end dilutive shares	32,138,402	32,075,398	32,075,367	28,051,098	28,051,098
Tangible common book value per share	$5.90	$5.87	$5.79	$6.22	$6.19

Tangible common equity to tangible assets
Tangible common equity	189,747	188,247	185,604	174,617	173,584
Divided by: tangible assets	1,114,680	1,126,182	1,108,772	582,383	610,668
Tangible common equity to tangible assets	17.02%	16.72%	16.74%	29.98%	28.43%

Profitability measures excluding merger-related items
Net interest income	$10,099	$11,719	$7,813	$3,854	$3,772
Less: accelerated mark accretion	(277)	(1,469)	-	-	-
Net interest income excluding accelerated mark accretion	9,822	10,250	7,813	3,854	3,772
Divided by: average earning assets	1,012,579	1,013,998	844,498	568,743	582,154
Mutliplied by: annualization factor	4.02	4.02	3.97	3.97	4.01
Net interest margin excluding accelerated mark accretion	3.90%	4.07%	3.67%	2.69%	2.60%

Noninterest expense	$10,863	$11,003	$10,036	$5,216	$5,474
Less: merger-related expenses	(434)	(930)	(2,609)	(496)	(632)
Noninterest expense excluding merger-related expenses	10,429	10,073	7,427	4,720	4,842

Noninterest income excluding gain on sale of securities
Noninterest income	$2,592	$1,955	$1,420	$111	$44
Less: gain on sale of securities	(489)	-	-	-	(1)
Noninterest income excluding gain on sale of securities	$2,103	$1,955	$1,420	$111	$43

Asset quality measures and loan information excluding acquisition
Total loans	$712,506	$727,862	$759,047	$367,412	$380,365
Less: loans acquired with Community Capital	(310,149)	(341,017)	(363,500)	-	-
Loans excluding acquired loans	$402,357	$386,845	$395,547	$367,412	$380,365

Allowance for loan losses	$9,431	$9,556	$10,154	$9,833	$11,277
Less: allowance related to acquired loans	(450)	-	-	-	-
Allowance for loan losses excluding acquired loans	$8,981	$9,556	$10,154	$9,833	$11,277
Divided by: loans excluding acquired loans	402,357	386,845	395,547	367,412	380,365
Allowance for loan losses to loans excluding acquisition	2.23%	2.47%	2.57%	2.68%	2.96%